EXHIBIT 99.1

News Release

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
   Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                              November 1, 2007

ROWAN REPORTS RECORD QUARTERLY OPERATING RESULTS
HOUSTON, TEXAS -- For the three months ended September 30, 2007, Rowan Companies, Inc. (RDC-NYSE) generated record net income of $130.8 million, or $1.16 per share, compared to $87.0 million, or 78¢ per share, in the third quarter of 2006 and $128.1 million, or $1.14 per share, in the second quarter of 2007.  Revenues were $502.2 million in the third quarter of 2007, compared to $417.1 million in the third quarter of 2006 and $507.0 million in the second quarter of 2007.

The third quarter 2007 results included $1.1 million, or 1¢ per share, of gains on asset sales, compared to $2.3 million, or 2¢ per share, in the third quarter of 2006 and $14.6 million, or 8¢ per share, in the second quarter of 2007.  The prior-year results also included approximately $1.2 million, or 1¢ per share, of after-tax income from the Company’s discontinued aviation operations which were sold in 2004.

Rowan’s drilling operations generated record revenues of $368.8 million during the third quarter of 2007, up by $79.2 million, or 27%, from the third quarter of 2006 and by $15.7 million, or 4%, from the second quarter of 2007.  The Company’s income from drilling operations improved to $183.5 million, or 50% of revenues, during the third quarter of 2007, up by 44% from the third quarter of 2006 and by 1% from the second quarter of 2007.

Rowan’s offshore rig utilization was 99% during the third quarter of 2007, up from 91% in the third quarter of 2006 and 97% in the second quarter of 2007.  The Company’s average offshore day rate was $158,200 during the third quarter of 2007, up by $11,400, or 8%, from the third quarter of 2006 and by $1,100, or 1%, from the second quarter of 2007.  Rowan’s land rig utilization was 96% during the third quarter of 2007, down from 98% in the third quarter of 2006 and 97% in the second quarter of 2007, though the number of rig operating days increased between periods.  The Company’s average land rig day rate was $23,300 during the third quarter of 2007, up by $300, or 1%, from the third quarter of 2006 and by $900, or 4%, from the second quarter of 2007.

Rowan’s combined manufacturing operations generated revenues of $133.4 million during the third quarter of 2007, up by $5.9 million, or 5%, from the third quarter of 2006 and down by $20.5 million, or 13%, from the second quarter of 2007.  The Company’s income from manufacturing operations improved to $14.6 million, or 11% of revenues, during the third quarter of 2007, up by 232% from the third quarter of 2006 and by 12% from the second quarter of 2007.

Danny McNease, Chairman and Chief Executive Officer, commented, “Rowan’s drilling operations have again contributed record results, and recent contract negotiations support our confidence that this upward trend will continue into 2008 and beyond.  For example, we have received a letter of intent from a major integrated oil company for two years of work offshore Angola that the Gorilla VII should begin late in the first quarter of 2008, and from which we expect revenues of approximately $264 million.  In the Gulf of Mexico, we are nearing finalization of a six-month commitment for the Gorilla II commencing in April 2008 at a day rate of $195,000, or an 11% increase over the rig’s current rate.  In the North Sea, we are negotiating a six-month extension of the Gorilla VI and expect a day rate in excess of $300,000.

“We believe these fixtures reaffirm the Company’s strategy of building and operating a fleet of jack-up rigs that can efficiently drill high-pressure, high-temperature and extended- reach wells in challenging environments throughout the world.  Even in the Gulf of Mexico, where volatile natural gas prices have recently weakened overall rig activity and day rates, we have experienced solid demand for our more capable rigs.  Thus, as we have announced separately this morning, we intend to continue the process of upgrading and expanding our jack-up fleet by building six additional high-specification jack-ups over the next four years.

“Our manufacturing businesses are key to our strategy.  Rowan receives continuing innovation in jack-up rig designs and related drilling equipment and access to a proven shipyard that offers us the flexibility to modify construction schedules as market conditions may warrant.  Our manufacturing businesses are critical to keeping our rig fleet on the leading edge of capability.

“External market acceptance of our manufactured drilling products has continued growing as well.  Our announced backlog includes an additional offshore rig kit ordered during the third quarter for completion in mid 2008, our tenth external rig kit ordered in the last two and a half years.  We recently received an order from an Indian company for two complete land rigs that we expect to deliver this year, bringing the 2007 total to six land rigs.  One of those six is performing very well in Australia and we have in-hand a letter of intent for a second land rig for delivery there in 2008.  Just last week we signed a supply agreement with a Russian company under which we expect to ramp up to ten land rig packages per year by 2010.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Millions)

	SEPTEMBER 30
	2007	2006

ASSETS

Cash and cash equivalents	$341.3	$282.9
Accounts receivable	414.1	407.0
Inventories	481.7	282.1
Other current assets	91.0	85.8
Total current assets	1,328.1	1,057.8
Restricted cash	50.0	156.1
Property, plant and equipment - net	2,375.3	2,035.5
Other assets	41.6	36.4
TOTAL	$3,795.0	$3,285.8

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$64.9	$64.9
Accounts payable	119.9	110.8
Other current liabilities	349.2	260.3
Total current liabilities	534.0	436.0
Long-term debt	434.2	499.2
Other liabilities	622.8	508.1
Stockholders' equity	2,204.0	1,842.5
TOTAL	$3,795.0	$3,285.8

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Millions Except Per Share Amounts)

	THREE MONTHS		NINE MONTHS
	ENDED SEPTEMBER 30		ENDED SEPTEMBER 30
	2007	2006	2007	2006

REVENUES	$502.2	$417.1	$1,471.5	$1,099.8

COSTS AND EXPENSES:
Operations	252.9	245.7	832.2	618.8
Depreciation and amortization	29.8	23.3	86.3	65.4
Selling, general and administrative	22.5	19.0	67.8	58.0
Gain on sale of property and equipment	(1.1)	(2.3)	(39.8)	(29.3)
Total	304.1	285.7	946.5	712.9
INCOME FROM OPERATIONS	198.1	131.4	525.0	386.9
Net interest and other income	1.7	2.0	3.4	6.9
INCOME BEFORE INCOME TAXES	199.8	133.4	528.4	393.8
Provision for income taxes	69.0	47.6	183.1	139.2
INCOME FROM CONTINUING OPERATIONS	$130.8	$85.8	$345.3	$254.6
Income from discontinued operations, net of tax	-	1.2	-	1.2
NET INCOME	$130.8	$87.0	$345.3	$255.8

PER SHARE AMOUNTS:
Income from continuing operations	$1.16	$.77	$3.08	$2.28
Income from discontinued operations, net of tax	$-	$.01	$-	$.01
Net income	$1.16	$.78	$3.08	$2.29

AVERAGE DILUTED SHARES	112.6	112.0	112.1	111.8

NOTE: See pages 6 and 7 for supplemental operating information.

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Millions)

	NINE MONTHS
	ENDED SEPTEMBER 30
	2007	2006
CASH PROVIDED BY (USED IN):
Operations:
Net income	$345.3	$255.8
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	86.3	65.4
Deferred income taxes	30.1	68.7
Gain on sale of assets	(39.8)	(30.5)
Other - net	17.6	26.4
Net changes in current assets and liabilities	(133.6)	(206.3)
Net changes in other noncurrent assets and liabilities	15.9	9.9
Net cash provided by operations	321.8	189.4

Investing activities:
Property, plant and equipment additions	(318.7)	(372.7)
(Increase) decrease in Restricted cash balance	106.1	(156.1)
Proceeds from disposals of assets	44.9	38.7
Net cash used in investing activities	(167.7)	(490.1)

Financing activities:
Repayments of borrowings	(51.2)	(51.2)
Payment of cash dividends	(33.2)	(49.5)
Net proceeds from equity compensation plans and other	13.6	8.4
Net cash used in financing activities	(70.8)	(92.3)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	83.3	(393.0)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	258.0	675.9
CASH AND CASH EQUIVALENTS, END OF PERIOD	$341.3	$282.9

ROWAN COMPANIES, INC.
SUPPLEMENTAL DRILLING INFORMATION
Unaudited (dollars in millions, except where otherwise indicated )

	THREE MONTHS ENDED
	September 30, 2007		June 30, 2007		September 30, 2006
	$	% Revenues	$	% Revenues	$	% Revenues

DRILLING OPERATIONS (a):
Revenues	$368.8	100	$353.1	100	$289.6	100
Operating costs	(145.4)	(39)	(144.6)	(41)	(131.3)	(45)
Depreciation and amortization expense	(25.3)	(7)	(25.3)	(7)	(20.2)	(7)
Selling, general and administrative expenses (b)	(15.8)	(4)	(16.0)	(5)	(13.3)	(5)
Gain on sale of property and equipment	1.2	0	14.7	4	2.2	1
Income from operations	$183.5	50	$181.9	52	$127.0	44

OFFSHORE RIG DAYS:
Operating	1,907		1,848		1,599
Available	1,932		1,911		1,7529
Utilization	99%		97%		91%

LAND RIG DAYS:
Operating	2,391		2,377		1,768
Available	2,484		2,457		1,807
Utilization	96%		97%		98%

AVERAGE DAY RATES (in thousands):
Gulf of Mexico rigs	$132.1		$123.8		$150.6
Middle East rigs	151.8		153.0		112.0
North Sea rigs	238.4		249.5		167.5
All offshore rigs	158.2		157.1		146.8
Land rigs	23.3		22.4		23.0

(a) Amounts exclude effects of intercompany transactions.
(b) Amounts include corporate SG&A costs that are allocated between operating segments.

ROWAN COMPANIES, INC.
SUPPLEMENTAL MANUFACTURING INFORMATION
Unaudited (dollars in millions)

	THREE MONTHS ENDED
	September 30, 2007		June 30, 2007		September 30, 2006
	$	% Revenues	$	% Revenues	$	% Revenues
MANUFACTURING OPERATIONS (a):
Revenues	$133.4	100	$153.9	100	$127.5	100
Direct cost of sales	(98.7)	(74)	(122.3)	(79)	(107.37)	(84)
Other operating costs	(8.8)	(7)	(8.0)	(5)	(7.1)	(6)
Depreciation and amortization expense	(4.5)	(3)	(3.6)	(2)	(3.1)	(2)
Selling, general and administrative expenses (b)	(6.7)	(5)	(6.9)	(4)	(54.7)	(4)
Gain (loss) on sale of property and equipment	(0.1)	(0)	(0.1)	(0)	0.1	0
Income from operations	$14.6	11	$13.0	8	$4.4	3

REVENUES (a):
Drilling Products and Systems:
Drilling and Power Systems	$42.8	32	$65.8	43	$24.2	19
Offshore Products	40.9	31	46.5	30	45.5	36
Mining, Forestry and Steel Products	49.7	37	41.6	27	57.8	45
Total	$133.4	100	$153.9	100	$127.5	100

MANUFACTURING BACKLOG:
Drilling Products and Systems:
Drilling and Power Systems	$175.3		$162.4		$223.8
Offshore Products	167.3		166.4		294.3
Mining, Forestry and Steel Products	62.3		36.6		60.0
Total	$404.9		$365.4		$578.1

(a) Amounts exclude effects of intercompany transactions.
(b) Amounts include corporate SG&A costs that are allocated between operating segments.